News Release Contacts: Jerry V. Hoffman, Chairman, President and Chief Executive Officer Ralph J. Goehring, Sr. Vice President and Chief Financial Officer	Berry Petroleum Company P.O. Box 925 - Taft, CA 93268 Phone (661) 769-8811 Fax (661) 769-8960 E-mail: ir@bry.com Internet: www.bry.com

September 18, 2001                                             For Immediate Release

            BERRY PETROLEUM COMPANY ANNOUNCES PLAN TO
               REPURCHASE UP TO $20 MILLION OF ITS STOCK

     Taft, California - Berry Petroleum Company (NYSE:BRY) today announced that its Board of Directors has authorized a stock repurchase program for up to an aggregate of $20 million of the Company's outstanding
Class A Common Stock. The Company has approximately 21.1 million Class A shares presently outstanding.

     Jerry Hoffman, Chairman, President and Chief Executive Officer stated, "We believe our shares provide an excellent investment opportunity as we have delivered consistent strong rates of return on equity, with a five year average of 17%, and on capital employed, with a five year average of 14.4%, and we are rapidly retiring our debt.
The Company has increased its earnings and revenues significantly in the last several years as evidenced by our recent inclusion in Fortunes' 2001 list of the 100 fastest growing companies in the U.S."

     The Company expects such purchases to be made from time to time in the open market, in private transactions or otherwise, subject to market conditions and other factors. No assurance can be given as to the time period over which the shares will be repurchased or as to whether and to what extent the share repurchases will be consummated.

     Berry Petroleum Company is a publicly traded independent oil and gas production company with approximately
107 million barrels of proved reserves at year end 2000 and nearly 100 megawatts of electrical generating capacity with its operations predominantly in California.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation
Reform Act of 1995 involving risks and uncertainties discussed in detail in the Company's Securities and Exchange
Commission filing and reports, including the Company's 2000 Annual Report to shareholders. Actual results may vary due to these or other risks and uncertainties.

                                                            # # #